2023
Letter to Shareholders

HealthLynked®
1st Global Healthcare Network

Dear Fellow HealthLynked Shareholders,

As we reflect on our accomplishments of 2023, we are increasingly more confident that 2024 will be a pivotal year for our company, HealthLynked Corp. We are deeply appreciative of our shareholders for maintaining patience throughout the past year and we believe that patience will be justly rewarded in 2024 and beyond.

Transitional year in 2023 sets the stage for a robust 2024

I am very pleased to share with you, our shareholders, HealthLynked's accomplishments of the past year as well as our very optimistic vision for the future. In many ways, 2023 was a transition year for our company as we implemented many new operational and strategic goals that are designed for sustainable value creation beginning in 2024 and beyond.

During the year, HealthLynked remained focused on investing in the platforms and strategic businesses that we believe will solidify our foundation as we continue to position the company for future growth while helping to transform the healthcare industry into a more efficient and effective model with improved outcomes for all patients.

OUR MISSION & VISION

Our vision and mission remain the same. HealthLynked envisions a world where patients and healthcare providers can seamlessly connect, access, and share health information resulting in improved outcomes for all healthcare stakeholders. We believe that our initiatives in 2023 provide a clear pathway to look to the future with conviction and confidence.



Dr. Michael Dent
Chairman & Chief

POSITIONING HEALTHLYNKED FOR GROWTH AND VALUE CREATION

During 2023 HealthLynked accomplished many things that we believe will set the stage for future growth and value creation. We knew that improving the core businesses while we committed to transforming the company into a differentiated, cutting-edge healthcare technology company would not be a simple one-year process. We knew we had to have patience, discipline and fortitude to stay the course. We believe that 2024 will bear the fruits of that patience and fortitude. Some of the highlights of the past year include:

- The sale of our ACO business to PBACO for $2.7 million plus an additional $1.15 million in net proceeds from the shared savings agreement.

- Based on the ACO sale agreement signed in the beginning of 2023, HealthLynked could also receive additional proceeds of $7 million upon a successful completion of an I.P.O. by PBACO before March 2025.

- During the year, HealthLynked continued to develop, test and refine its artificial intelligence application, called ARI. This A.I. program is a transformative healthcare companion designed to make healthcare more interactive, personalized, and user-friendly.

- Our multiyear effort to improve and enhance our digital effectiveness has been achieved. The ARI system has been years in the making, and we expect it to be launched in the beginning of 2024.

- Developed a partnership with Synchrony Bank subsidiary, CareCredit (and its 8 million cardholders), to offer financing options to medical supply customers through our MedOfficeDirect subsidiary.

- Implemented a more aggressive marketing and sales campaign for our medical supply business.

- Developed several upgrades and additional features to the HealthLynked app during the year to enhance the personalized healthcare experience.

- Restuctured the Patient Services business during 2023 to set the stage for higher margins and increased profitability in 2024. The higher quality revenue stream can be a source of capital for the digital healthcare business in 2024.

- Hired a new Regional Manager for the healthcare service business as well as a new Chief Technology Officer.

- Instituted a new rewards program for our MedOfficeDirect medical supply business. We hope to use this rewards program as a model to institute a HealthLynked app membership rewards program rollout in 2024.

- HealthLynked was awarded patent 11,600,395 for its innovative Secure Patient Access via healthcare service providers specific wireless access point.

- HealthLynked has a patent pending for its innovative A.I. program, ARI. Over the next 12 months, we anticipate filing numerous additional patents, reflecting our ongoing commitment to developing cutting-edge technology and solidifying our position as a leader in healthcare innovation.



WE LOOK FORWARD TO 2024 WITH GREAT ENTHUSIASM AND OPTIMISM

Our vision for the company in 2024 is to bring to the marketplace an enhanced patient experience vis-à-vis our improved version of the HealthLynked app. As part of that process, we will be highly focused on several operational highlights in 2024. Some of those include:

1. We are elevating our HealthLynked platform by implementing our proprietary Artificial Intelligence technology, designed to offer an unprecedented level of personalization in healthcare, accessible 24/7. This strategic integration aims to transform the healthcare experience for our users, inducing a significant increase in demand for membership. By harnessing the power of AI, we're not just enhancing our platform's capabilities; we're revolutionizing the way individuals access and experience healthcare, setting a new standard for convenience and personalization in the industry.

2. Our strategic approach for 2024 involves launching a freemium version of our HealthLynked platform, ensuring everyone has access to essential healthcare services. For those seeking enhanced capabilities, we plan to offer a tier of additional services and features available for a nominal fee. Opting for a monthly or annual membership not only unlocks these extra functionalities but also offers users significant savings. Additionally, members will have the opportunity to participate in exclusive reward programs, further enriching their HealthLynked experience with valuable incentives.

3. We also anticipate embarking on an aggressive partnership program. We expect to spend 2024 focusing on partnering with national companies that will enhance the membership experience and create significant additional value for the patient.

4. We have identified strategies to grow our digital transactional revenues during 2024 to compliment the recurring subscription revenue stream.

5. We still have a plan for uplisting to the NASDAQ exchange. This is something that we will evaluate throughout 2024. However, it must be done in a disciplined way and several factors need to be considered before that happens. We will only do it when we are sure it is in the shareholders' maximum best interest.

FINANCIAL PERFORMANCE

- Through the first three quarters of 2023, our revenues grew by about 8% compared to the same period in 2022. Revenue growth for HealthLynked has averaged 28% per annum since inception.



Revenue Growth - 28% Average Per Annum
Increase
Decrease
Total
Cumulative
180%
160%
140%
120%
100%
80%
60%
40%
20%
0%
7.4%
77.9%
52.6%
31.7%
-9.8%
8.0%
2018
2019
2020
2021*
2022
9 mo '23
* 2021 adjusted for sale of ACO

- Even more impressive is that this revenue growth has come despite some modest disruptions in our Health Services segment as a result of restructuring.
- Overall operating expenses have declined through three quarters of 2023 by 13% and by 26% in the Digital S,G,&A expense line, by far the largest expense HealthLynked has.
- Overall net income through three quarters of 2023 was positive at $273,556, largely due to the gain from the sale of the ACO operation.
- Excluding the ACO gain, the loss improved by 42%, largely the result of restructuring efforts in Patient Services that are designed to accelerate growth in 2024 and deliver higher margins.
- Our Digital Healthcare revenues are tracking favorably and experienced growth in 2023. We are very optimistic that the digital revenue will significantly accelerate in 2024.

	2022	2023			
	9 mos	Q1	Q2	Q3	9 mos
Digital Healthcare					
Subscription, consulting and event Rev.	$ 9,433	$ 16,299	$ 19,177	$ 18,574	$ 54,050
Product Revenue	$ -	$ -	$ -	$ -	$ -
Total Revenue Digital Healthcare	$ 9,433	$ 16,299	$ 19,177	$ 18,574	$ 54,050
% Chg Y/Y		*146.1%*	*1070.0%*	*1487.5%*	*473.0%*



HEALTHLYNKED PRODUCT DIFFERENTIATION IN THE MARKETPLACE

What differentiates HealthLynked digital product in the marketplace from other digital platforms is its Comprehensive Platform. It is an all-in-one solution for patients. It incorporates the limited subset of features offered by other digital healthcare platforms into a single, unified platform. There are several competing companies that may offer a single subset of what HealthLynked offers, but only HealthLynked offers the broad range of products and services all in one platform.

Further distinguishing our platform in 2024 will be the assimilation of ARI, our A.I. platform, into our digital healthcare ecosystem. This unique feature will be able to provide patient members with personalized medical recommendations.

Personal Message to HealthLynked Shareholders

Despite the unpredictable fluctuations in our stock price during 2023, I want to reassure our shareholders that our team has been relentlessly dedicated to laying a solid foundation for a promising 2024. We've augmented our team with experts in technology and patient services, enabling senior management to devote even more resources and energy toward innovating our digital healthcare offerings.

My personal investment of $3 million in HealthLynked is a testament to my deep belief in our mission and vision. This commitment is deeply personal and rooted in my own life story. My father, a physician who dedicated his life to caring for others, tragically passed away at the age of 38 while in the service of his patients. From the day I was born, healthcare has been an integral part of my life. Growing up in this environment, I have witnessed both the triumphs and challenges within the healthcare system. There is so much we can do to improve it, and this belief drives me every day.

This mission is about more than business; it's about a shared human experience. Illness and disease touch each of us, and by investing in HealthLynked, we are collectively working towards enhancing healthcare for everyone. It's about improving the human condition, a goal that is within our reach.

I extend my heartfelt gratitude to our shareholders for their enduring patience and steadfast support during these dynamic times. Your commitment goes beyond financial investment; it is a commitment to a cause that affects us all. I invite you to join me in my enthusiasm for the coming year and beyond, as we continue to support HealthLynked's noble endeavor.

As we close a pivotal year, I am filled with immense pride for our achievements, especially in 2023. Our team is primed to deliver excellence across all our business segments in 2024, focusing on creating long-term, sustainable value for our shareholders and for society at large.

On behalf of all our colleagues and our Board of Directors, I thank you for your ongoing trust and confidence in HealthLynked. Together, we are making a difference.

Sincerely,

Michael Dent M.D.

Dr. Michael Dent
Chairman & Chief Executive Officer HealthLynked Corporation
(HLYK)